Exhibit 10.1

March 25, 2008

Sonic Foundry, Inc.

Sonic Foundry Media Systems, Inc.

222 W. Washington Avenue, Suite 775

Madison, Wisconsin 53703

Attn: Mr. Ken Minor

Re: Modification to Financial Covenant

Dear Ken:

This letter is written in connection with that certain Loan and Security Agreement by and among Silicon Valley Bank, as lender (“Bank”), and Sonic Foundry, Inc. and Sonic Foundry Media Systems, Inc., as borrowers (collectively, “Borrower”), dated May 2, 2007, as amended by that certain First Loan Modification Agreement dated December 17, 2007 (collectively, and may be further amended from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Loan Agreement.

Pursuant to the terms of Section 6.7(b) of the Loan Agreement, beginning December 31, 2007, and as of the last day of each quarter thereafter, Borrower is required to maintain a Tangible Net Worth of at least (a) Five Million Five Hundred Thousand Dollars ($5,500,000), plus (b) fifty percent (50%) of Borrower’s Net Income or new equity or Subordinated Debt, on a quarterly basis (the “TNW Covenant”). Borrower has requested that Bank modify the TNW Covenant. Bank and Borrower desire to amend and restate Section 6.7(b) of the Loan Agreement in its entirety as follows:

(b) Tangible Net Worth. Beginning March 31, 2008, and as of the last day of each quarter thereafter, Borrower is required to maintain a Tangible Net Worth of at least (a) Two Million Eight Hundred Thousand Dollars ($2,800,000), plus (b) fifty percent (50%) of Borrower’s Net Income or new equity or Subordinated Debt, on a quarterly basis

By signing below and returning a copy of this letter to Bank, Borrower acknowledges that the Loan Agreement is hereby modified in accordance with the provisions set forth above. Borrower further understands and agrees that in modifying the Loan Agreement, Bank is relying upon Borrower’s representations, warranties and agreement, as set forth in the Loan Agreement. Except as expressly set forth herein, the terms of the Loan Agreement shall remain unchanged and in full force and effect. Bank’s agreement to this modification shall in no way obligate Bank to make any future waivers or modifications to the Loan Agreement. Nothing in this letter shall

March 25, 2008

Mr. Ken Minor

constitute satisfaction of the Borrower’s indebtedness to Bank. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of the Loan Agreement, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser or guarantor will be released by virtue of this letter. The terms of this paragraph apply not only to this letter, but to all subsequent loan modification agreements.

The provisions of this letter shall not be deemed effective until such time as Borrower shall have returned, a countersigned copy to Bank.

Very truly yours,

SILICON VALLEY BANK

By:	/s/ Adam Glick
Adam Glick, Relationship Manager

March 25, 2008

Mr. Ken Minor

By executing below, the undersigned acknowledges and confirms the effectiveness of this letter.

BORROWER:

SONIC FOUNDRY, INC., a Maryland corporation

By:	/s/ Kenneth A. Minor
Name:	Kenneth A. Minor
Its:	CFO

SONIC FOUNDRY MEDIA SYSTEMS, INC., a Maryland corporation

By:	/s/ Kenneth A. Minor
Name:	Kenneth A. Minor
Its:	Secretary

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